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Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	810-3115
investor.relations@express-scripts.com

Express Scripts Reports a 33% Increase in Second Quarter Earnings Per Share
Company Raises 2008 Earnings Per Share and Cash Flow Guidance
Announces Increase in Share Repurchase Authorization

ST. LOUIS, July 30, 2008—Express Scripts, Inc. (Nasdaq: ESRX) announced second quarter net income from continuing operations of $191.9 million, or $0.76 per diluted share, representing a 33% increase over $0.57 on an adjusted basis for the same quarter last year.

The Company reported second quarter cash flow from continuing operations of $234.5 million compared to $96.4 million for the second quarter of 2007.  During the quarter, Express Scripts repurchased 5.3 million shares of common stock for $373.3 million, and to date, the Company has repurchased 114.0 million shares.  The Board approved an increase in the share repurchase program by an additional 15 million shares to an aggregate program of 135 million shares.

“We are pleased with our outstanding results for the quarter and are greatly encouraged by recent feedback from the marketplace,” stated George Paz, president, chief executive officer and chairman.  “First, our differentiated business model of alignment was reaffirmed by the recent win of the Department of Defense TRICARE Pharmacy Program.  This win provides undeniable validation of our ability to drive to lowest net cost, enable better health and value, and achieve unprecedented member satisfaction.  Secondly, as we continue to syndicate our new advanced consumer strategy initiative, the traction in the marketplace has exceeded our expectations.”

Q2 2008 Financial Highlights (comparative data for 2007 is reflected on an adjusted basis – see table 2 below)
•	The Company’s industry-leading generic utilization rate increased to 65.9% from 61.1% last year.
•	Consolidated gross profit increased 15% to $504.4 million from $439.1 million in the second quarter of 2007.
•	EBITDA increased 18% to $341.9 million from $289.0 million last year and EBITDA per adjusted claim increased 17% to $2.67 from $2.29 last year.
•	Net income from continuing operations increased 26% to $191.9 million from $152.0 million in the second quarter of 2007.

2008 Guidance
The Company now believes its 2008 earnings per diluted share from continuing operations will be in a range of $3.03 to $3.10.  Cash flow from operations is expected to be in a range of $1.0 billion to $1.1 billion.

About Express Scripts
Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, and medical- and drug-data analysis services.  The Company also distributes a full range of biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.   More information on the Center for Cost-Effective Consumerism can be found at http://www.consumerology.org.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.  Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC.  A copy of this form can be found at the investor relations section of Express Scripts web site at http://www.express-scripts.com

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2008	2007	2008	2007

Revenues (1)	$4,706.7	$4,574.8	$9,309.8	$9,082.8
Cost of revenues (1)	4,202.3	4,135.7	8,336.8	8,223.6
Gross profit	504.4	439.1	973.0	859.2
Selling, general and administrative	187.7	176.0	361.8	343.6
Operating income	316.7	263.1	611.2	515.6
Other income (expense):
Non-operating gain (charges), net	-	4.2	-	(18.8)
Undistributed loss from joint venture	(0.1)	(0.4)	(0.4)	(0.8)
Interest income	3.3	2.6	8.7	5.4
Interest expense	(17.0)	(25.6)	(40.3)	(47.8)
	(13.8)	(19.2)	(32.0)	(62.0)
Income before income taxes	302.9	243.9	579.2	453.6
Provision for income taxes	111.0	89.2	209.1	165.9
Net income from continuing operations	191.9	154.7	370.1	287.7
Net loss from discontinued operations, net of tax	(1.7)	(2.0)	(2.8)	(1.3)
Net income	$190.2	$152.7	$367.3	$286.4

Weighted average number of common shares outstanding during the period:
Basic:	248.7	263.6	250.5	267.6
Diluted:	252.0	267.0	253.9	271.1

Basic earnings per share:
Continuing operations	$0.77	$0.59	$1.48	$1.08
Discontinued operations	(0.01)	(0.01)	(0.01)	0.00
Net earnings	0.76	0.58	1.47	1.07

Diluted earnings per share:
Continuing operations	$0.76	$0.58	$1.46	$1.06
Discontinued operations	(0.01)	(0.01)	(0.01)	0.00
Net earnings	0.75	0.57	1.45	1.06

(1) Excludes estimated retail pharmacy co-payments of $872.4 and $943.9 for the three months ended June 30, 2008 and 2007, respectively, and $1,817.5 and $1,932.1  for the six months ended June 30, 2008 and 2007, respectively.  These are amounts we instructed retail pharmacies to collect from members.  We have no information regarding actual co-payments collected.

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	June 30,	December 31,
(in millions, except share data)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$315.8	$434.7
Restricted cash and investments	3.5	2.2
Receivables, net	1,185.9	1,184.6
Inventories	168.3	166.1
Deferred taxes	113.2	121.1
Prepaid expenses and other current assets	22.9	18.7
Current assets of discontinued operations	3.2	40.4
Total current assets	1,812.8	1,967.8
Property and equipment, net	211.8	215.5
Goodwill	2,694.0	2,695.3
Other intangible assets, net	323.5	342.0
Other assets	38.4	30.2
Non-current assets of discontinued operations	-	5.6
Total assets	$5,080.5	$5,256.4

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$1,322.8	$1,258.9
Accounts payable	508.5	517.3
Accrued expenses	384.8	432.5
Current maturities of long-term debt	300.1	260.1
Current liabilities of discontinued operations	3.3	6.2
Total current liabilities	2,519.5	2,475.0
Long-term debt	1,600.3	1,760.3
Other liabilities	332.9	324.7
Total liabilities	4,452.7	4,560.0

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share; and no shares issued and outstanding	-	-
Common Stock, 1,000,000,000 authorized, $0.01 par value; shares issued: 318,919,000 and 318,886,000, respectively; shares outstanding: 246,627,000 and 252,371,000, respectively	3.2	3.2
Additional paid-in capital	603.0	564.5
Accumulated other comprehensive income	18.5	20.9
Retained earnings	2,952.2	2,584.9
	3,576.9	3,173.5

Common stock in treasury at cost, 72,291,000 and 66,515,000 shares, respectively	(2,949.1)	(2,477.1)
Total stockholders’ equity	627.8	696.4
Total liabilities and stockholders’ equity	$5,080.5	$5,256.4

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Six months ended June 30,
(in millions)	2008	2007
Cash flows from operating activities:
Net income	$367.3	$286.4
Net loss from discontinued operations, net of tax	2.8	1.3
Net income from continuing operations	370.1	287.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.6	51.5
Non-cash adjustments to net income	51.5	16.9
Changes in operating assets and liabilities:
Claims and rebates payable	64.0	(77.4)
Other net changes in operating assets and liabilities	(52.4)	(23.4)
Net cash provided by operating activities--continuing operations	482.8	255.3
Net cash provided by (used in) operating activities--discontinued operations	3.6	(4.0)
Net cash flows provided by operating activities	486.4	251.3

Cash flows from investing activities:
Purchases of property and equipment	(30.1)	(29.0)
Sale of marketable securities	-	34.2
Other	(0.7)	(0.6)
Net cash (used in) provided by investing activities--continuing operations	(30.8)	4.6
Net cash provided by (used in) investing activities--discontinued operations	-	(0.9)
Net cash (used in) provided by investing activities	(30.8)	3.7

Cash flows from financing activities:
Proceeds from long-term debt	-	600.0
Repayment of long-term debt	(120.0)	(80.1)
Repayments of revolving credit line, net	-	(50.0)
Tax benefit relating to employee stock compensation	25.4	39.3
Treasury stock acquired	(494.4)	(826.7)
Net proceeds from employee stock plans	15.3	42.1
Deferred financing fees	-	(1.3)
Net cash used in financing activities	(573.7)	(276.7)

Effect of foreign currency translation adjustment	(0.8)	1.9

Net decrease in cash and cash equivalents	(118.9)	(19.8)
Cash and cash equivalents at beginning of period	434.7	131.0
Cash and cash equivalents at end of period	$315.8	$111.2

EXPRESS SCRIPTS, INC.
(in millions, except per claim)

Table 1
Unaudited Operating Statistics

	3 months ended 06/30/2008	3 months ended 03/31/2008	3 months ended 12/31/2007	3 months ended 09/30/2007	3 months ended 06/30/2007
Revenues
PBM	3,766.6	3,670.8	3,762.4	3,612.4	3,669.3
SAAS	940.1	932.3	930.5	881.4	905.5
Total consolidated revenues	4,706.7	4,603.1	4,692.9	4,493.8	4,574.8
Claims Detail
Network (1)	96.1	98.2	96.9	92.1	94.1
Home delivery	10.3	10.1	10.3	10.2	10.2
Total PBM claims	106.4	108.3	107.2	102.3	104.3
Adjusted PBM claims (2)	126.9	128.5	127.8	122.7	124.8
SAAS claims (3)	1.1	1.1	1.2	1.2	1.2
Total adjusted claims (4)	128.0	129.6	129.0	123.9	126.0

Per Adjusted Claim
Adjusted EBITDA (5)	$2.67	$2.46	$2.49	$2.48	$2.29

EXPRESS SCRIPTS, INC.
(in millions, except per share data)

Table 2
2007 Unaudited Earnings From Continuing Operations Excluding Non-recurring Items

	3 Months Ended June 30, 2007	6 Months Ended June 30, 2007

Reported income before taxes	$243.9	$453.6

Non-recurring benefit-settlement of contractual item with supply chain vendor	-	(9.0)
Transaction costs for terminated proposal to acquire Caremark, less special dividend received on Caremark and gain on the sale of Caremark stock	(4.2)	18.8
Income before tax excluding non-recurring items	239.7	463.4

Provision for income taxes	87.7	169.5

Adjusted net income from continuing operations	$152.0	$293.9

Weighted average number of share outstanding during the period - diluted	267.0	271.1

Diluted earnings per share excluding non-recurring items	$0.57	$1.08

Diluted earnings per share from continuing operations as reported	$0.58	$1.06

Impact of non-recurring items	$0.01	$(0.02)

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Notes to Unaudited Operating Statistics
(in millions)

(1) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)  PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims.  Adjusted claims calculated from the table may differ due to rounding.

(3)  Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.  They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(4) Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(5)  The following is a reconciliation of EBITDA from continuing operations to net income from continuing operations and to net cash provided by operating activities from continuing operations as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended June 30,		6 months ended June 30,
	2008	2007	2008	2007
Net income from continuing operations	$191.9	$154.7	$370.1	$287.7
Income taxes	111.0	89.2	209.1	165.9
Depreciation and amortization *	25.2	25.9	49.6	51.5
Interest expense, net	13.7	23.0	31.6	42.4
Undistributed loss from joint venture	0.1	0.4	0.4	0.8
Non-operating charges, net	-	(4.2)	-	18.8
EBITDA from continuing operations	341.9	289.0	660.8	567.1
Current income taxes	(98.9)	(87.5)	(194.9)	(172.2)
Interest expense less amortization	(13.1)	(22.5)	(30.4)	(41.4)
Undistributed loss from joint venture	(0.1)	(0.4)	(0.4)	(0.8)
Non-operating charges, net	-	4.2	-	(18.8)
Other adjustments to reconcile net income to net cash provided by operating activities	4.7	(86.4)	47.7	(78.6)
Net cash provided by operating activities from continuing operations	$234.5	$96.4	$482.8	$255.3

EBITDA  is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization.  EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance.  EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	7.4	8.9	14.3	18.0
Selling, general and administrative	17.8	17.0	35.3	33.5
	25.2	25.9	49.6	51.5